Exhibit 99.1


                  Possis Receives Two FDA Clearances

    MINNEAPOLIS--(BUSINESS WIRE)--May 24, 2004--

   Power Pulse Spray Product and GuardDOG(TM) Occlusion System To Be
                        Marketed in Early FY 05

    Possis Medical, Inc. (Nasdaq:POSS), today reported that it has received two marketing clearances from the U.S. Food & Drug Administration (FDA). First, the FDA cleared the Company's 510(k) notification for using the AngioJet Xpeedior(R) 120 catheter and the AngioJet Power Pulse Spray Ancillary Kit for the infusion of physician specified fluids, including thrombolytic agents, into the peripheral vascular system.
    Robert G. Dutcher, Chairman and CEO of Possis Medical, Inc. said, "Using the AngioJet Xpeedior catheter and lytics in the unique power pulse spray combination therapy will allow our physicians to address the more difficult clot that characterizes peripheral occlusions, thereby saving hospital time and helping them achieve better, more cost-effective outcomes."
    Also in response to a separate 510(k) notification, the FDA cleared the 0.014" GuardDOG Occlusion Guide Wire System for use in the peripheral vasculature to facilitate the infusion of therapeutic or diagnostic fluids, with or without vessel occlusion. The GuardDOG Occlusion Guide Wire features a novel CO2 gas inflation mechanism. The GuardDOG System is also the subject of a pending IDE submission to the FDA to investigate its use with AngioJet technology as a distal protection system in saphenous vein bypass grafts in the upcoming FETCH (Freedom from Emboli in the Treatment of Coronary Saphenous Vein Bypass Grafts) clinical trial.
    Dutcher added, "We continue to hit our regulatory marks that are part and parcel of our strategy to expand our markets by enabling our physicians to treat more difficult patient groups, as well as by expanding into new product areas like distal protection."
    The Company expects both of these products to undergo initial market testing at a limited number of clinical sites during the current fiscal quarter, and they are expected to be in full commercial release during the first fiscal quarter of 2005, which begins in August 2004.
    Possis Medical, Inc., develops, manufactures and markets medical devices for the cardiovascular and vascular treatment markets. Its primary product, the AngioJet(R) Rheolytic(TM) Thrombectomy System, is marketed in the US for blood clot removal from coronary arteries, coronary bypass grafts, leg arteries and AV dialysis access grafts. For more information about Possis, please visit www.possis.com.

    Certain statements in this press release, such as those referring to the full market launch and implied market acceptance of the AngioJet Power Pulse Spray Kit and the GuardDOG System for the peripheral vasculature, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A discussion of the factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2003, filed with the Securities and Exchange Commission.


    CONTACT: Possis Medical, Inc., Minneapolis
             Eapen Chacko, 763-717-1157
             eapen.chacko@possis.com